Exhibit 99.1

MAXIMUS REPORTS RECORD REVENUE FOR FISCAL YEAR 2005

- Record Signed Awards of $1.4 Billion and Backlog of $1.7 Billion -

(RESTON, Va. – November 21, 2005) – MAXIMUS (NYSE: MMS), a leading provider of government services, today reported results for its fourth quarter and fiscal year ended September 30, 2005.

Highlights include:

•                  Fourth quarter revenue increased 8.6% over last year to $167.3 million, and net income was $7.4 million, or $0.34 per diluted share, including the previously disclosed legal settlement expense of $5.5 million or $0.15 per diluted share.  Excluding the fourth quarter legal expense, diluted earnings per share would have been $0.49,

•                  Full-year revenue increased 7.2% over last year to $647.5 million, and net income was $36.1 million, or $1.67 per diluted share, including full year legal settlement expense of $7.0 million.  Excluding the full year legal settlement expense, net income and diluted earnings per share would have been $40.3 million and $1.86, respectively,

•                  Days sales outstanding remained consistent at 94 days,

•                  Fiscal 2005 record signed contracts and ending backlog of $1.4 billion and $1.7 billion, at September 30, 2005, respectively.

Lynn Davenport, Chief Executive Officer for MAXIMUS, commented on the year, “Fiscal 2005 was an important year for MAXIMUS.  We directed resources to further strengthen the Company’s infrastructure and, excluding the legal settlement expense, we achieved our financial goals. We streamlined processes, turned around challenged practice areas, achieved annual record contracts signed and added substantial talent to the management team. As a result, we expect a return to double-digit earnings growth in fiscal 2006.”

Revenue for the fourth quarter ended September 30, 2005 increased 8.6% to $167.3 million compared to the same period a year ago.  Net income was $7.4 million, or $0.34 per diluted share, compared to $10.2 million, or $0.47 per diluted share, in last year’s fourth quarter.  Results for the fiscal 2005 fourth quarter included a legal settlement expense of $5.5 million related to the settlement of the lawsuit in Pennsylvania and associated fourth quarter legal expenses, as well as a reserve for estimated future

defense costs for the ongoing Georgia lawsuit.   Excluding this legal settlement expense totaling $0.15 per diluted share, fourth quarter earnings per diluted share would have been $0.49.

Revenue for fiscal year 2005 increased 7.2% to $647.5 million compared to fiscal 2004.  Net income for the year was $36.1 million, or $1.67 per diluted share, compared to $38.8 million, or $1.76 per diluted share, in fiscal 2004.  Excluding the legal settlement expense for the full year, net income and diluted earnings per share would have been $40.3 million and $1.86, respectively.

Consulting

Consulting Segment revenue for the full fiscal year, which represented 17% of total Company revenue, was $107.3 million compared to $103.3 million for fiscal 2004.  Consulting revenue for the fourth quarter increased 2.5% to $27.4 million compared to last year’s fourth quarter.  Revenue improvement in the quarter and the year was attributable to growth in the Education Group, which offset softness in other practice areas.

Consulting operating income for the fourth quarter increased 11.8% to $4.2 million with an operating margin of 15.2% versus operating income of $3.7 million and an operating margin of 13.9% in the same period last year.  Fourth quarter operating margin expansion was primarily attributable to improvement in the Management and Financial Services practice areas where the Company initiated mid-year cost reductions, including staff reductions, to better align resources with booked backlog.  For the full fiscal year, Consulting Segment operating income was $10.7 million with an operating margin of 10.0%.

Systems

Systems Segment revenue for fiscal year 2005, which represented 21% of total Company revenue, was $137.1 million versus $139.1 million reported last year.  Fourth quarter Systems revenue increased 5.6% to $34.3 million from $32.5 million in the same period last year.  Fourth quarter revenue growth was attributable to gains in ERP Services and Asset Solutions which was partially offset by declines in other divisions.

Systems operating income for the fourth quarter was $1.7 million compared to $2.9 million last year.  Operating income for the full year was $11.4 million compared to $15.4 million recorded for fiscal 2004.

Reduced levels of revenue and operating income for the Systems Segment in fiscal 2005 compared to fiscal 2004 were principally a result of project life cycles.  In fiscal 2004, the segment benefited from significant contributions from several large jobs at the peak of their project cycles in the areas of justice and security management which concluded in fiscal 2005.

Operations

Revenue for the Operations Segment, which represented 62% of total Company revenue, increased 11.5% for fiscal 2005 to $403.1 million compared to $361.4 million recorded a year ago.  Operations revenue for the fourth quarter increased 11.4% to $105.6 million versus $94.8 million last year.  Revenue growth for the quarter and the year resulted primarily from new contracts in Health Services.  Full year operating income for the Operations Segment increased to $38.5 million from $35.1 million last year.  Operating income for the fourth quarter was $10.1 million compared to $9.5 million last year.

For the full year, Health Services revenue increased 21.2% to $251.6 million versus $207.5 million reported in fiscal 2004.  Revenue growth was driven by several factors including the start of the British Columbia contract, a full-year’s contribution from the California Healthy Families project, and new federal work which resulted from the Company’s increased emphasis on this market segment.  Health Services revenue in the fourth quarter was $65.3 million compared to $58.0 million in the same period last year.  Health Services operating margin, which absorbed a $3.8 million loss on the British Columbia contract, was 11.6% and 11.4% for the full year and fourth quarter, respectively.

Human Services revenue for fiscal 2005 was $151.6 million compared to $153.9 million last year.  For the fourth quarter, Human Services revenue increased 9.6% to $40.3 million versus $36.8 million last year.  Human Services operating margin was 6.2% for the full year and 6.5% for the fourth quarter.  Beginning in fiscal 2006, the Company will only report results at the Segment level and will no longer provide detailed breakouts for Health and Human Services.

Sales, Pipeline and Backlog

Fiscal 2005 marked a record sales year for MAXIMUS. Year-to-date signed contract wins through September 30, 2005 totaled $1.4 billion, compared to $437 million reported for fiscal 2004. New contracts pending at September 30, 2005 (awarded but unsigned) totaled $177 million compared to $407 million reported last year.  Sales opportunities at November 17, 2005 totaled $1.1 billion (consisting of $233 million in proposals pending, $160 million in proposals in preparation, and $671 million in proposals tracking) compared to $1.1 billion the prior year.

Backlog at September 30, 2005 increased approximately 42% over the prior fiscal year to a record $1.7 billion versus $1.2 billion at September 30, 2004.  On an annualized basis, the Company estimates that approximately 82% of forecasted fiscal 2006 revenue is in the form of backlog.

Liquidity and Dividend

The Company generated cash from operations totaling $25.0 million in the fourth quarter and $74.1 million for the fiscal 2005 year.  Days sales outstanding remained steady at 94 days at September 30, 2005, which included $5.3 million of net long-term accounts receivable included in other assets.

At September 30, 2005, cash, cash equivalents and marketable securities totaled $178.4 million.  The Company repurchased approximately 110,500 shares of common stock in the fourth quarter.  At September 30, 2005, MAXIMUS had approximately $29.5 million available for future stock repurchases under its share repurchase program which is used to offset employee stock purchases.  On August 31, 2005, MAXIMUS paid a quarterly cash dividend of $0.10 per share.

Outlook

For fiscal 2006, the Company expects revenue and earnings growth to be in the range of 10% to 13%.  Revenue is expected to be in the range of approximately $710 million to $725 million.

In fiscal 2006, MAXIMUS will begin expensing stock options in accordance with FAS 123(R).  The Company estimates that if it had expensed options in fiscal 2005, the annualized impact would have been $0.16 per diluted share.  Earnings per share for fiscal 2005 also included legal settlement expense of $7.0 million, which reduced diluted earnings per share by $0.19.  Adjusting for these two items, fiscal 2005 diluted earnings per share of $1.67 would have been $1.70.  MAXIMUS has included a supplemental table in the press release which presents the impact of both of these items for fiscal 2005.   For fiscal 2006, the Company expects GAAP diluted earnings per share will be in the range of $1.87 to $1.92, representing 10% to 13% growth over the comparable fiscal 2005 baseline of $1.70.

Conference Call and Webcast Information

The Company will host a conference call on Tuesday, November 22, 2005 at 9:00 a.m. ET which is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

800.552.8050(Domestic)/206.902.3258 (International)

For those unable to listen to the live call, a replay will be available through Friday, December 2, 2005.  Callers can access the replay by dialing:

Replay: 800.207.7077 or 913.383.5767

PIN: 4267

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services.  The Company has more than 5,200 employees located in more than 220 offices in the United States, Canada and Australia.  In 1999, 2001, 2002, 2003, and 2004 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (file number 001-12997).

 Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to MAXIMUS financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release.  MAXIMUS discloses net income and earnings per share excluding legal settlement expense and provides certain additional information regarding earnings per share for fiscal 2005.   MAXIMUS management believes providing investors with this information gives additional insights into MAXIMUS results of operations.   While MAXIMUS

management believes that these non-GAAP financial measures are useful in evaluating MAXIMUS operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,
	2004	2005
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$91,854	$59,073
Marketable securities	47,400	119,290
Restricted cash	1,379	2,193
Accounts receivable – billed, net	111,834	124,477
Accounts receivable – unbilled	42,280	43,774
Prepaid expenses and other current assets	9,673	7,270
Total current assets	304,420	356,077
Property and equipment, net	25,693	31,156
Software development costs, net	18,251	23,953
Deferred contract costs, net	15,475	22,162
Goodwill	84,886	86,832
Intangible assets, net	9,807	7,756
Other assets	6,215	6,626
Total assets	$464,747	$534,562

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,476	$38,151
Accrued compensation and benefits	21,224	26,828
Deferred revenue	21,195	32,898
Income taxes payable	—	4,695
Deferred income taxes	1,930	277
Current portion of capital lease obligations	1,649	1,502
Other accrued liabilities	1,432	3,386
Total current liabilities	74,906	107,737
Capital lease obligations, less current portion	5,108	3,606
Deferred income taxes	10,766	17,225
Other long-term liabilities	419	40
Total liabilities	91,199	128,608
Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,319,847 and 21,451,302 shares issued and outstanding at September 30, 2004 and 2005, at stated amount, respectively	147,966	150,883
Accumulated other comprehensive loss	(345)	(522)
Retained earnings	225,927	255,593
Total shareholders’ equity	373,548	405,954
Total liabilities and shareholders’ equity	$464,747	$534,562

MAXIMUS, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Year ended September 30,
	2003	2004	2005

Revenue	$558,283	$603,774	$647,538
Cost of revenue	391,707	427,207	467,588
Gross profit	166,576	176,567	179,950
Selling, general and administrative expenses	109,534	113,521	116,676
Legal settlement expense	—	—	7,000
Income from operations	57,042	63,046	56,274
Interest and other income, net	1,381	1,044	3,345
Income before income taxes	58,423	64,090	59,619
Provision for income taxes	23,077	25,316	23,550
Net income	$35,346	$38,774	$36,069

Earnings per share:
Basic	$1.68	$1.80	$1.69
Diluted	$1.66	$1.76	$1.67

Cash dividends per share	—	—	$0.30
Weighted average shares outstanding:
Basic	20,999	21,589	21,331
Diluted	21,335	22,014	21,653

MAXIMUS, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	Year ended September 30,
	2003	2004	2005

Cash flows from operating activities:
Net income	$35,346	$38,774	$36,069
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,249	7,040	7,874
Amortization	4,981	6,110	7,271
Deferred income taxes	(2,310)	13,361	4,806
Non-cash equity based compensation	939	1,036	1,372
Tax benefit due to option exercises and restricted stock units vesting	1,756	3,885	2,955
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	(8,354)	3,158	(12,643)
Accounts receivable - unbilled	(1,176)	(13,138)	(1,494)
Prepaid expenses and other current assets	(355)	(2,366)	1,961
Deferred contract costs	(3,051)	(4,866)	(6,687)
Other assets	59	(4,752)	(828)
Accounts payable	9,965	5,866	10,675
Accrued compensation and benefits	2,631	(1,995)	5,604
Deferred revenue	9,004	(1,950)	11,703
Income taxes payable	512	(2,837)	4,695
Other liabilities	(1,149)	(253)	761
Net cash provided by operating activities	55,047	47,073	74,094
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(14,715)	(6,605)	(1,946)
Purchases of property and equipment	(6,825)	(6,476)	(13,337)
Capitalized software costs	(4,359)	(8,078)	(10,922)
Increase in marketable securities	(34)	(47,300)	(71,649)
Other	222	239	442
Net cash used in investing activities	(25,711)	(68,220)	(97,412)
Cash flows from financing activities:
Employee stock transactions	15,170	22,482	14,645
Repurchases of common stock	(21,944)	(25,656)	(16,056)
Payments on capital lease obligations	(155)	(1,197)	(1,649)
Cash dividends paid	—	—	(6,403)
Net cash used in financing activities	(6,929)	(4,371)	(9,463)
Net increase (decrease) in cash and cash equivalents	22,407	(25,518)	(32,781)
Cash and cash equivalents, beginning of period	94,965	117,372	91,854
Cash and cash equivalents, end of period	$117,372	$91,854	$59,073

Quarterly Information (Unaudited)

Set forth below are selected quarterly income statement data for the fiscal years ended September 30, 2004 and 2005. The Company derived this information from unaudited quarterly financial statements that include, in the opinion of Company’s management, all adjustments necessary for a fair presentation of the information for such periods. Results of operations for any fiscal quarter are not necessarily indicative of results for any future period.

MAXIMUS, Inc.

Supplemental Information

(In thousands, except per share data)

(unaudited)

	Three Months Ended				Year Ended
Fiscal Year 2004	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004	Sept. 30, 2004

Revenue:
Consulting	$26,672	$24,764	$25,150	$26,726	$103,312
Systems	33,293	36,476	36,778	32,510	139,057
Operations	78,929	89,467	98,230	94,779	361,405
Total revenue	138,894	150,707	160,158	154,015	603,774

Gross profit	42,583	44,631	45,462	43,891	176,567

Income from operation:
Consulting	3,682	1,615	1,965	3,715	10,977
Systems	3,431	4,790	4,195	2,936	15,352
Operations	7,656	8,542	9,425	9,494	35,117
Consolidating adjustments	162	431	537	470	1,600
Total income from operations	14,931	15,378	16,122	16,615	63,046

Net income	9,149	9,507	9,930	10,188	38,774

Earnings per share:
Basic	$0.43	$0.44	$0.46	$0.47	$1.80
Diluted	$0.42	$0.43	$0.45	$0.47	$1.76

For fiscal 2005, the company has reclassified prior quarter legal settlement expenses out of SG&A onto a separate line item entitled legal settlement expense as depicted below in the 2005 quarterly table.  This reclassification is for comparison purposes only.

MAXIMUS, Inc.

Supplemental Information

(In thousands, except per share data)

(unaudited)

	Three Months Ended				Year Ended
Fiscal Year 2005	Dec. 31, 2004	March 31, 2005	June 30, 2005	Sept. 30, 2005	Sept. 30, 2005
Revenue:
Consulting	$24,396	$25,394	$30,149	$27,400	$107,339
Systems	34,801	33,710	34,237	34,333	137,081
Operations	93,298	94,947	109,272	105,601	403,118
Total revenue	152,495	154,051	173,658	167,334	647,538

Gross profit	44,405	43,715	47,231	44,599	179,950

Income from operations:
Consulting	1,004	827	4,742	4,152	10,725
Systems	5,048	3,163	1,442	1,710	11,363
Operations	8,299	10,493	9,644	10,072	38,508
Consolidating adjustments	604	859	722	493	2,678
Legal settlement expense	(99)	(341)	(1,060)	(5,500)	(7,000)
Total income from operations	14,856	15,001	15,490	10,927	56,274

Net income	9,049	9,500	10,115	7,405	36,069

Earnings per share:
Basic	$0.42	$0.45	$0.47	$0.35	$1.69
Diluted	$0.42	$0.44	$0.47	$0.34	$1.67

The following table presents certain information, including non-GAAP financial information for fiscal 2005 (i) excluding the legal settlement expense incurred in fiscal 2005 and (ii) as if the Company has expensed stock options pursuant to FAS 123(R).

MAXIMUS, Inc.

Supplemental Information

Pro Forma Impacts of Legal Settlement Expense and FAS 123(R) on Diluted EPS

(unaudited)

	Three Months Ended				Year Ended
	Dec. 31, 2004	March 31, 2005	June 30, 2005	Sept. 30, 2005	Sept. 30, 2005

Fiscal 2005 actual, as reported	$0.42	$0.44	$0.47	$0.34	$1.67

Add back legal settlement expense	—	0.01	0.03	0.15	0.19

Fiscal 2005 excluding legal settlement expense	0.42	0.45	0.50	0.49	1.86

Less FAS 123(R) expense	(0.04)	(0.05)	(0.04)	(0.03)	(0.16)

Pro Forma Fiscal 2005 excluding legal settlement expense and including FAS 123(R) expense	$0.38	$0.40	$0.46	$0.46	$1.70